Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports $1.1 Million Operating Income for Second Quarter 2013

All Segments Show Improved Results from Q1 2013

(Comparisons below are to Q2 2012)

●	Net sales of $120.9 million, up 5.7% from $114.4 million in Q2 2012
o	Specialty Vehicles sales rose to $32.9 million in $23.1 million, up 42.9%
o	Emergency Response revenue rose 0.5% to $43.8 million from $43.6 million
o	Delivery & Service revenue declined 7.5% to $44.2 million from $47.8 million
●	Gross margin of 12.9% of sales versus 16.4% in Q2 2012
●	Operating income of $1.1 million compared to operating income of $3.9 million in Q2 2012
●	Net income of $0.7 million, or $0.02 per diluted share, compared to net income of $2.4 million, or $0.07 per diluted share, Q2 2012
●	Consolidated order backlog at June 30, 2013 was $233.2 million, up 34.5% from $173.3 million at June 30, 2012

CHARLOTTE, Mich., August 1, 2013 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced operating income of $1.1 million, or diluted EPS of $0.02, for the second quarter of 2013. All of the Company’s business segments posted improved operating results compared to the first quarter of 2013, with Specialty Vehicles and Emergency Response reporting higher operating income compared to the year-ago second quarter. In the second quarter of 2012, Spartan posted operating income of $3.9 million, or diluted EPS of $0.07, in large part due to the positive contribution of Utilimaster’s parts and field service solutions.

Second quarter 2013 revenues grew to $120.9 million versus $114.4 million, up 5.7% from Q2 2012 due to growth in the Specialty Vehicles segment. Revenue in the Specialty Vehicles segment increased $9.9 million from the second quarter of 2012 to $32.9 million. Growth in Specialty Vehicles revenue was attributable to an increase in RV sales of $4.2 million compared to the prior year and the completion of a limited-run ILAV (Iraqi Light Armored Vehicle) order in the Defense unit. Emergency Response revenues increased slightly to $43.8 million in Q2 2013 from $43.6 million in Q2 2012. Growth in these two segments more than offset a year-over-year revenue decline of $3.6 million in the Delivery & Service segment to $44.2 million in Q2 2013.

John Sztykiel, President and CEO of Spartan Motors, Inc., stated, “For Spartan, the second quarter of 2013 was about demonstrating operational improvement in every market segment from the first quarter of 2013 and backlog growth, both sequentially and year-over-year. The Company generated improved results by implementing the D (Diversified Growth) and I (Integrated Operational Improvement) in DRIVE. We expect improved results in the third and fourth quarters of 2013 as we execute our DRIVE strategy and deliver on our shareholder commitments.”

D.R.I.V.E. is Spartan’s operating strategy based on the five following tenets:

●	Diversified Growth
●	Redefining New Technologies
●	Integrated Operational Improvement
●	Vibrant Culture
●	Extend Our Core

Second Quarter 2013 Segment Results:

Specialty Vehicles (SV)

	Second Quarter
	2013	2012	% Change
Specialty Vehicles
Revenue
Motorhome & Bus	$20,378	$16,224	25.6%
Parts and Accessories	7,822	4,748	64.7%
Other Specialty Vehicle	4,738	2,083	127.5%
Total revenue	$32,938	$23,055	42.9%
Operating income	$3,900	$560	596.4%

The SV segment drove Spartan’s revenue growth for the second quarter of 2013. Demand for Spartan’s custom chassis grew, particularly for RV and bus applications, which led to a revenue increase of 42.9% year-over-year. Operating income for the SV segment rose sharply to $3.9 million from $0.6 million in Q2 2012. Growth in operating income was due to higher revenue in the most recent quarter as well as the operational improvement actions taken in this segment over the past year.

Mr. Sztykiel commented on the SV segment’s performance, stating, “Eighteen months ago, the motorhome and bus chassis business was a serious drag on Spartan’s earnings. In early 2012, we began executing the DRIVE strategy in a disciplined manner, increasing revenue and operating profit. The success we have demonstrated in the SV segment should enhance confidence that we will successfully address the operational challenges we are working through in the Emergency Response Vehicles and Delivery & Service Vehicles units.”

Emergency Response (ER)

	Second Quarter
	2013	2012	% Change
Emergency Response
Revenue
ERC	$25,758	$23,169	11.2%
ERV	18,023	20,444	-11.8%
Total revenue	$43,781	$43,613	0.4%
Operating income (loss)	$438	$(979)	NA

Emergency Response revenue was up slightly during the second quarter of 2013, to $43.8 million from $43.6 million a year ago. Higher demand for custom fire truck chassis generated the segment’s revenue growth, offsetting a decline in Emergency Response Vehicles (ERV) revenue. Lower ERV revenue was anticipated and a result of management’s decision to reduce the production rate while it implemented measures to improve operational efficiency and performance. Demand remains strong for Spartan’s custom chassis and fire trucks, with a combined order backlog at June 30, 2013 of $115.1 million, up 38.2% from $83.3 million a year ago. ERV backlog rose to $86.8 million at June 30 2013, up 66.9% from $52.0 million at June 30, 2012. Growth in ER order backlog illustrates the strength of the Spartan brand as it was one year ago that all of the Company’s ER products were combined into the Spartan brand.

For the quarter ended June 30, 2013, the ER segment posted operating profit of $0.4 million, a substantial improvement from an operating loss of $1.0 million during Q2 2012 and an operating loss of $2.6 million in Q1 2013. Management expects to make additional progress in improving operating performance at the ERV unit during the second half of this year and for ERV to make a positive contribution to the ER segment’s fourth quarter 2013 profitability.

Delivery & Service (DSV)

	Second Quarter
	2013	2012	% Change
Delivery and Service Vehicles
Revenue
Vehicles	$38,591	$25,030	54.2%
Aftermarket & Service	5,564	22,721	-75.5%
Total revenue	$44,155	$47,751	-7.5%
Operating income (loss)	$(1,640)	$6,230	NA

DSV revenue declined 7.5% to $44.2 million in the quarter ended June 30, 2013 as lower aftermarket parts and field service solutions sales more than offset higher vehicle sales. The reduction in aftermarket parts revenue was primarily due to the end of a major field service program in mid-2012.

For the second quarter of 2013, DSV posted an operating loss of $1.6 million compared to an operating profit of $6.2 million in the second quarter of 2012 and an operating loss of $4.0 million in the first quarter of 2013. Profitability was reduced by lower aftermarket parts sales compared to Q2 2012, as well as the impact of launch costs incurred at the Bristol facility.

Financial Highlights

●

Gross margin for the second quarter of 2013 was 12.9% of sales versus 16.4% for the second quarter of 2012. The decline in gross profit and margin percentage was due to the decline in DSV revenue and higher expenses related to the relocation of walk-in van production to Bristol. Partially offsetting these factors were increases in gross profit and margin percentage in the ER and SV segments. Higher margins in the ER segment were due to more favorable pricing and improved quality. The SV segment generated a higher gross margin due to a more favorable product mix and higher sales in Q2 2013 versus the prior year.

●

Operating expenses were reduced by $0.3 million from the second quarter of 2012, to $14.6 million from $14.9 million. Operating expenses as a percentage of sales were 12.0% in the second quarter of 2013 versus 13.0% in the second quarter of 2012. The SV and DSV segments saw declines in operating expenses, largely due to a lower earn-out accrual related to the Utilimaster acquisition, while ER incurred higher marketing and selling expenses during the quarter ended June 30, 2013.

●

Spartan’s cash balance at June 30, 2013 was $15.6 million, down from $16.6 million at March 31, 2013. Reflected in the June 30, 2013 cash balance is the payment of a cash dividend of $0.05 per share, totaling $1.7 million.

Operational Initiatives Update

DSV

Utilimaster continued production launch activities at Bristol during Q2 2013. Production rates were increased on both the higher-volume fleet and lower-volume van lines throughout the quarter. The Company continues to improve its processes to increase output and reduce operating costs.

John Forbes, President of Utilimaster, stated regarding the launch process, “Production launch activities at Bristol continued throughout the second quarter. Production increased from 93 units in the first quarter of 2013 to 914 units in the second quarter. Daily vehicle output continues to increase and we are meeting delivery commitments to our customers. Our team continues to make progress on materials storage and distribution, improving production processes and increasing daily unit volumes in our operations.

“While our efforts have demonstrated positive results, as shown in reducing in half DSV’s operating loss from the first quarter to the second quarter of 2013, we believe we are about 90 – 120 days behind plan to attain projected cost and labor efficiency targets. We continue to work overtime in order to meet production targets, which increases our costs during the launch phase at Bristol. This delay will push back realizing anticipated operating cost savings until sometime during the fourth quarter of 2013. Despite the delay, we expect Utilimaster to be profitable for the second half of 2013.”

Mr. Forbes stated regarding the Reach™ launch, “The Reach™ launch process is going well and is currently ahead of schedule. We have made more progress than anticipated on our 2013 plan to improve the profitability of the Reach™. Efforts to reduce material and assembly costs of the Reach have been successful, with additional cost-reduction measures currently undergoing validation. These cost reductions and the start of production on a 1,900 unit order for FedEx during Q3 2013 are two important milestones in the Reach™ launch process.”

ERV

During the second quarter, Spartan took steps to strengthen the Emergency Response management team. By adding experienced management and concentrating on improving the assembly process, ERV made significant progress toward its goal of profitability by Q4 2013. ERV management expects to increase production rates during the third and fourth quarters of 2013 as it eliminates bottlenecks and improves its internal processes.

Dennis Schneider, President of Spartan Emergency Response, stated, “Our ERV business improved significantly in the second quarter compared to the first quarter of 2013. We have better aligned our engineering and manufacturing activities to ensure that we are able to build our highly customized products efficiently and with superior quality. We expect further improvement in ERV’s performance during the second half of 2013, making a greater contribution to ER segment profitability, especially in the fourth quarter.”

2013 Outlook

Spartan’s Interim Chief Financial Officer, Lori Wade, provided an outlook for the remainder of 2013, “Spartan met our expectations, posting a modest profit for the second quarter of 2013. We expect revenue and operating income in the third and fourth quarters of 2013 to increase from Q2 2013 and the respective comparable quarters of 2012. The challenges we face in the DSV segment will impact our Q3 2013 performance but should be resolved prior to the end of 2013. Despite these challenges, we expect DSV to be profitable in the third and fourth quarters of this year, with performance continuing to improve in 2014 as anticipated cost savings are realized.

“For the year, we expect to realize mid-single-digit revenue growth. Lower margins in the first quarter of 2013 are expected to reduce full-year operating margins, but margins are expected to improve throughout the remainder of the year. For 2013 as a whole, we expect average operating expenses to increase to support growth initiatives, but to remain within a range of 11.5% - 12.0% of sales for the year. Operating margins are projected to be approximately 0.5% - 1.5% for the year, with the second half of 2013 expected to exceed the full-year average. “

John Sztykiel concluded his remarks, stating, “Spartan met its target of reporting a profit for the second quarter of 2013. We also generated outstanding growth in order backlog – up 34.5% from Q2 2012 – due to the growing demand for our innovative products. Growth in backlog is critical to our future since a strong future revenue stream is needed for operational improvement to have an impact on profitability.

“It is important to note that all three of our operating segments showed improvement in Q2 from Q1 2013, with two of the three reporting operating income in Q2. We project further improvements in operating performance in the third and fourth quarters of 2013 compared to the second quarter of 2013, and expect Spartan to be profitable for the year. We are committed to increasing shareholder value and are moving forward every day.”

Conference Call, Webcast and Roadcast®

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital road show” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $471 million in 2012 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Lori Wade, Interim CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Director IR & Treasury Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30, 2013	December 31,
	(Unaudited)	2012
ASSETS
Current assets:
Cash and cash equivalents	$15,618	$21,748
Accounts receivable, less allowance of $964 and $1,021	50,552	47,139
Inventories	73,691	67,591
Deferred income tax assets	6,291	6,291
Income taxes receivable	4,180	3,011
Assets held for sale	716	716
Other current assets	2,583	6,027
Total current assets	153,631	152,523

Property, plant and equipment, net	57,442	59,122
Goodwill	20,815	20,815
Intangible assets, net	10,573	11,052
Other assets	1,867	1,639
TOTAL ASSETS	$244,328	$245,151

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$24,233	$23,000
Accrued warranty	7,575	6,062
Accrued customer rebates	1,727	2,299
Accrued compensation and related taxes	6,056	7,748
Deposits from customers	11,006	6,386
Other current liabilities and accrued expenses	5,825	8,113
Current portion of long-term debt	104	82
Total current liabilities	56,526	53,690

Other non-current liabilities	3,448	3,071
Long-term debt, less current portion	5,290	5,207
Deferred income tax liabilities	4,454	4,454

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,120 and 33,862 outstanding	341	339
Additional paid in capital	74,020	72,873
Retained earnings	100,249	105,517
Total shareholders' equity	174,610	178,729
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$244,328	$245,151

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Sales	$120,874	$114,419	$217,010	$233,231
Cost of products sold	105,248	95,072	195,038	196,525
Restructuring charge	-	602	-	4,217
Gross profit	15,626	18,745	21,972	32,489

Operating expenses:
Research and development	2,897	3,217	5,698	6,993
Selling, general and administrative	11,661	11,559	22,035	23,155
Restructuring charge	-	83	-	1,876
Total operating expenses	14,558	14,859	27,733	32,024

Operating income (loss)	1,068	3,886	(5,761)	465

Other income (expense):
Interest expense	(87)	(81)	(156)	(172)
Interest and other income	115	49	261	256
Total other income (expense)	28	(32)	105	84

Income (loss) before taxes	1,096	3,854	(5,656)	549
Taxes	405	1,503	(2,093)	213

Net earnings (loss)	$691	$2,351	$(3,563)	$336

Basic net earnings (loss) per share	$0.02	$0.07	$(0.11)	$0.01

Diluted net earnings (loss) per share	$0.02	$0.07	$(0.11)	$0.01

Basic weighted average common shares outstanding	34,105	33,883	33,447	33,768

Diluted weighted average common shares outstanding	34,139	33,892	33,447	33,796

Three Months Ended June 30, 2013 (amounts in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated

Emergency Response Chassis Sales	$25,758	$-	$-	$-	$25,758
Emergency Response Vehicle Sales	18,023	-	-	-	18,023
Utilimaster Vehicle Sales	-	38,591	-	-	38,591
Motorhome Chassis Sales	-	-	20,378	-	20,378
Other Specialty Vehicles	-	-	4,738	-	4,738
Aftermarket Parts and Assemblies	-	5,564	7,822	-	13,386

Total Sales	$43,781	$44,155	$32,938	$-	$120,874

Depreciation and Amortization Expense	$365	$1,065	$399	$683	$2,512
Operating Income (Loss)	$438	$(1,640)	$3,900	$(1,630)	$1,068
Segment Assets	$83,567	$74,722	$24,980	$61,059	$244,328

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited
Period End Backlog (amounts in thousands of dollars)
	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012

Emergency Response Chassis*	$28,388	$34,053	$37,005	$32,454	$31,323
Emergency Response Vehicles*	86,760	70,023	58,764	53,458	51,979
Total Emergency Response Backlog	115,148	104,076	95,769	85,912	83,302

Motorhome Chassis *	14,166	13,736	13,453	12,863	10,885
Other Vehicles*	-	3,056	3,968	-	-
Aftermarket Parts and Assemblies	3,437	7,319	9,179	4,536	3,989
Total Specialty Vehicles Backlog	17,603	24,111	26,600	17,399	14,874

Delivery & Service Vehicles *	100,399	100,394	39,656	65,026	75,116
Total Backlog	$233,150	$228,581	$162,025	$168,337	$173,292

* Anticipated time to fill backlog orders at June 30, 2013; 4 months or less for emergency response chassis; 10 months or less for emergency response vehicles; 2 months or less for motorhome chassis; 8 months or less for delivery and service vehicles.